                                                                     EXHIBIT 4.1


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE, PARTICIPATING, OPTIONAL
                       OR OTHER SPECIAL RIGHTS OF SERIES A
                           CONVERTIBLE PREFERRED STOCK
                               AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                              TEKINSIGHT.COM, INC.

           (Under Section 151 of the Delaware General Corporation Law)

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE, PARTICIPATING, OPTIONAL
                       OR OTHER SPECIAL RIGHTS OF SERIES A
                           CONVERTIBLE PREFERRED STOCK
                               AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                              TEKINSIGHT.COM, INC.

           (Under Section 151 of the Delaware General Corporation Law)

                  TekInsight.Com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware and formerly known as Tadeo Holdings, Inc. and as Universal Self Care, Inc., in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, said Board of Directors duly adopted a resolution providing for the authorization of a series of preferred stock consisting of 7,500,000 shares designated Series A Convertible Preferred Stock, which resolution is as follows:

                  RESOLVED: That, pursuant to Article FOURTH of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as the Series A Convertible Preferred Stock, to consist of 7,500,000, par value of $.0001 per share, having the designations, preferences, relative participating, optional and other special rights, qualifications, limitations and restrictions as hereinafter set forth (the "Certificate of Designations"):

                                   ARTICLE 1.

                                   DEFINITIONS

                  SECTION 1.1. Definitions. The terms defined in this Article whenever used in this Amendment have the following respective meanings:

                  (a) [Reserved]

                  (b) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  (c) "Average Price" means the average of the closing sale prices per share of Common Stock as reported on The Nasdaq SmallCap Market for the ten (10) consecutive trading days ending on the trading day that immediately precedes the Closing Date.

                  (d) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  (e) "Capital Shares" means the Common Shares and any other shares of any other class or series of Common Stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

                  (f) "Closing Date" means the Closing Date as defined in the Merger Agreement.

                  (g) "Common Shares" or "Common Stock" means shares of Common Stock, $.0001 par value, of the Corporation.

                  (h) "Common Stock Issued at Conversion" when used with reference to the securities issuable upon conversion of the Series A Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series A Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

                  (i) "Conversion Date" means any day on which all or any portion of shares of the Series A Preferred Stock is converted in accordance with the provisions hereof.

                  (j) "Conversion Notice" has the meaning set forth in Section 6.2.

                  (k) "Conversion Rate" means on any date of determination the applicable rate (e.g., one-for-one) for the conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 6.1.

                  (l) "Corporation" means TekInsight.Com, Inc., a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Surviving Corporation's assets, or otherwise.

                  (m) "Current Conversion Date " means the first anniversary of the Closing Date.

                  (n) "Holders" means any Persons who become the registered owners of shares of Series A Preferred Stock pursuant to the terms and conditions of the Merger Agreement, or any Persons to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                  (o) "Merger Agreement " means that certain Agreement and Plan of Merger, dated February 18, 2000, between the Corporation, Astratek, Inc. and Data Systems Network Corporation., as amended on April 4, 2000 and June 28,2000.

                  (p) "Outstanding" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

                  (q) "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                  (r) "SEC" means the United States Securities and Exchange Commission.

                  (s) "SEC Investigation" means the formal private investigation by the SEC of accounting irregularities experienced by Data Systems Network Corporation ("DSN") in DSN's 1996 and 1997 fiscal years, and of which DSN was informed by the SEC on October 29, 1998.

                  (t) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                  (u) "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

                  (v) "Surviving Corporation" means Astratek, Inc., a New York corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's asset, or otherwise.

                  All references to "cash" or "$" herein means currency of the United States of America.

                                   ARTICLE 2.

                                    RESERVED

                                   ARTICLE 3.

                                      RANK

                    The Series A Preferred Stock shall rank (i) prior to the Common Stock, except as specifically provided for herein; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series A Preferred Stock ("Pari Passu Securities").

                                   ARTICLE 4.

                                    DIVIDENDS

SECTION 4.1. Dividends. (a) The Holders shall be entitled to receive, out of funds legally available therefor, dividends in the same amount per share as dividends are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Article 6 hereof, with such number determined as of the record date for the determination of Holders of Common Stock entitled to receive such dividend).

                  (b) As long as any shares of the Series A Preferred Stock are Outstanding, no dividends shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless dividends in the same amount per share as dividends are paid with respect to the Series A Preferred Stock and Common Stock (with the Series A Preferred Stock being treated along with the Common Stock in accordance with the requirements of Section 4.1(a)) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock.

                  (c) As long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities (other than the Common Stock) nor shall any Junior Securities be redeemed, purchased or otherwise acquired [other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee agreement, or incentive or benefit plan (including a stock option plan), of the Corporation or any subsidiary (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution")] for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case an equal amount of Junior Securities Distribution per share as dividends, distributions, redemptions or purchase amounts are paid with respect to the Series A Preferred Stock, any Pari Passu Securities and the Common Stock (with the Series A Preferred Stock being treated along with the Common Stock in accordance with the requirements of Section 4.1(a)).

                                   ARTICLE 5.

                             LIQUIDATION PREFERENCE

                  SECTION 5.1. Liquidation. (a) If the Corporation shall commence the winding up, dissolution or liquidation of its affairs, and the Corporation shall liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to Article 5, shall have received the Liquidation Preference (as defined in Section 5.1(b)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preferences payable on all such shares.

                  (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the Average Price (adjusted appropriately for stock splits).

                                   ARTICLE 6.

                     CONVERSION OF SERIES A PREFERRED STOCK

                  SECTION 6.1. Conversion. A Holder of any share or shares of Series A Preferred Stock shall be entitled, at any time and from time to time after the Current Conversion Date (unless a Liquidation Event has occurred prior to that date) to cause any or all of such shares to be converted into shares of Common Stock. The initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one of the following ratios: (i) in the event that the closing bid price per share of Common Stock as reported on The Nasdaq SmallCap Market for the trading date immediately preceding the Closing Date (the "Market Price") is $3.50 or less , then the initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one share of Series A Preferred Stock for-two and one-half (2.5) shares of Common Stock; (ii) in the event that the Market Price is more than $3.50 but equal to or less than $4.50, then the initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one share of Series A Preferred Stock for-one and one-half (1.5) shares of Common Stock; and (iii) in the event that the Market Price is more than $4.50, then the initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one share of Series A Preferred Stock for-one share of Common Stock. Such initial Conversion Rate shall be adjusted as hereinafter provided. If a Holder elects to convert Series A Preferred Stock at a time when there are any declared and unpaid dividends or other amounts due on such shares, to the extent permitted by applicable law (which the Corporation shall use its best efforts to comply with in order to permit such payment of declared and unpaid dividends or other amounts), such dividends and other amounts shall be paid in full by the Corporation in connection with such conversion.

                  SECTION 6.2. Exercise of Conversion Privilege. Conversion of the Series A Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the "Conversion Notice") to the Corporation. Each date on which a Conversion Notice is telecopied to and received by the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Series A Preferred Stock and issue the Common Stock Issued at Conversion effective as of the Conversion Date. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the Holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series A Preferred Stock to the Corporation by express courier within five (5) days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series A Preferred Stock shall be accompanied by a proper assignment hereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice and the surrender of the Series A Preferred Stock being converted as aforesaid, the Corporation shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery to the Holder (X) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (Y) cash, as provided in
Section 6.3, in respect of any fraction of a Share issuable upon such conversion and (Z) cash in the amount of unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Series A Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series A Preferred Stock, as such, shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the Holder or Holders of record of the Common Shares represented thereby. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Series A Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.50 shall be required to be given to any Holder unless specifically requested by the Holder.

                  SECTION 6.3. Fractional Shares. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Average Price (as adjusted for stock splits). No cash payment of less than $1.50 shall be required to be given unless specifically requested by the Holder.

                  SECTION 6.4. Reclassification, Consolidation, Merger or Mandatory Share Exchange. At any time while the Series A Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series A Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series A Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety (any of which shall be identified as a "Major Corporate Event"), the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series A Preferred Stock providing that the Holder shall have the right to convert such new Series A Preferred Stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series A Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the Holder of one Common Share issuable upon conversion of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.4 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

                  SECTION 6.5. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each Holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

                  SECTION 6.6. Adjustments. The Conversion Rate in effect, or the number of shares of Common Stock into which the Series A Preferred Stock is convertible, from time to time shall be subject to adjustment as follows:

                  (a) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock (unless also distributed to Holders of Series A Preferred Stock in accordance with Section 4.1(a)), the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate shall, simultaneously with the happening of such dividend, distribution, subdivision or combination be adjusted by multiplying the then effective Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock Outstanding immediately after such event. An adjustment made pursuant to this Section 6.6(a) shall be given effect, in the case of payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                  (b) Other Adjustments. (i) In event the Corporation shall make or issue, or fix a record date for the determination of Holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the Holders shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the respective Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6.6 as applied to such distributed securities.

                  (ii) If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend, subdivision or combination provided for above, or a reorganization, merger, consolidation or sale of assets provided for in Section 6.4), then and in each such event the Holder shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by Holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

                  (iii) In the event that as a result of the SEC Investigation the Corporation or the Surviving Corporation is notified that the SEC Investigation will result in any form of monetary penalty or other assessment to be assessed against the Corporation or the Surviving Corporation for payment by either such company (the "Penalty"), the quotient found by dividing the dollar amount of the assessed Penalty by the number of shares of Series A Preferred Stock that became issuable to the Holders on the Closing Date shall be used as the numerator, and the Average Price shall be used as the denominator, of a ratio which when multiplied by the then applicable Conversion Rate shall result in an adjusted Conversion Rate which will be applicable to all outstanding shares of Series A Preferred Stock; provided, that to the extent that after further negotiation the announced Penalty is reduced, the Conversion Rate shall be further adjusted for all then outstanding shares of Series A Preferred Stock to reflect the actual amount of the Penalty paid at the time that the SEC Investigation results in a final order issued by the SEC.

                  SECTION 6.7. Notices. In each case of an adjustment or readjustment of the Conversion Rate, the Corporation will furnish each registered Holder with a certificate, prepared by the President or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

                  SECTION 6.8. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, this Certificate of Designations, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Article 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series A Preferred Stock against unreasonable impairment.

                  SECTION 6.9. Automatic Conversion. In the event that on the fifth anniversary of the Closing Date there are shares of Series A Preferred Stock outstanding (the "Mandatory Conversion Date"), all Series A Preferred Stock outstanding shall be converted to Common Stock at the then applicable Conversion Rate ("Automatic Conversion").

                  SECTION 6.10. Notice of Automatic Conversion. Notice of Automatic Conversion pursuant to Section 6.9 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not fewer than ten (10) nor more than thirty (30) days prior to the Mandatory Conversion Date.

                  SECTION 6.11. Surrender of Series A Preferred Stock. Upon conversion of the Series A Preferred Stock pursuant to Sections 6.9, the Holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Issuance of the Common Stock upon Automatic Conversion of the Series A Preferred Stock shall be made by the Corporation to the Holder against receipt of the Series A Preferred Stock.

                  SECTION 6.12. Reacquired Shares. Any shares of the Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and may be reissued as part of any series of Preferred Stock; provided, however, that no such shares shall be reissued or sold as Series A Preferred Stock.

                                   ARTICLE 7.

                                  VOTING RIGHTS

                  SECTION 7.1. Voting Rights.

                  (a) Except as otherwise expressly provided herein or as required by law, the Holder of each share of Series A Preferred Stock shall be entitled to vote on all matters for which Holders of Common Stock are entitled to vote. Each share of Series A Preferred Stock shall entitle the Holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, determined as of the date for determination of holders of Common Stock entitled to vote with respect to such matter. Except as otherwise expressly provided herein (including, without limitation, the provisions of Article 8 hereof) or as required by law, the Holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters.

                  (b) The Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders), which notice would be provided pursuant to the Corporation's by laws and the Delaware General Corporation Law ("GCL"). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least ten (10) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  (c) To the extent that under the GCL the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the GCL) shall constitute the approval of such action by the class. To the extent that under the terms of the Company's Certificate of Incorporation and/or the GCL Holders of the Series A Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the GCL.

                                   ARTICLE 8.

                              PROTECTIVE PROVISIONS

                  So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the GCL) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Preferred Stock;

                  (c) increase the authorized number of shares of Series A Preferred Stock; or

                  (d) do any act or thing not authorized or contemplated by this Amendment which would result in taxation of the Holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event Holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Amendment as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                                   ARTICLE 9.

                                  MISCELLANEOUS

                  SECTION 9.1. Loss, Theft, Destruction of Series A Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

                  SECTION 9.2. Who Deemed Absolute Owner. The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

                  SECTION 9.3. Notice of Certain Events. In the case of the occurrence of any event described in Sections 6.1, 6.4, 6.6 and 6.9 of this Certificate of Designations, the Corporation shall cause to be mailed to the Holder of the Series A Preferred Stock at its last address as it appears in the Corporation's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not practicable, at the earliest practicable date prior to any such record, effective or expiration date), a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the Holders of record of Series A Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that Holders of record of Series A Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

                  SECTION 9.4. Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Preferred Stock register.

                  The Corporation may deem the person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

                  SECTION 9.5. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

                  SECTION 9.6. Headings. The headings of the Articles and Sections of this Amendment are inserted for convenience only and do not constitute a part of this Certificate of Designations.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this ___ day of __________, 2000.

                                   TEKINSIGHT.COM, INC.


                                   By:
                                       ----------------------------------


Attest:



----------------------------------
Secretary

                                     ANNEX I
                           [FORM OF CONVERSION NOTICE]


TO:





                  The undersigned owner of this Series A Convertible Preferred Stock (the "Series A Preferred Stock") issued by TekInsight.Com, Inc. (the "Corporation") hereby irrevocably exercises its option to convert __________ shares of the Series A Preferred Stock into shares of the common stock, $.0001 par value, of the Corporation ("Common Stock"), in accordance with the terms of the Certificate of Designations to the Corporation's Certificate of Incorporation for Series A Preferred Stock (the "Certificate"). The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series A Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate.



Dated:
      -----------------------------------

-----------------------------------------
               Signature


                  Fill in for registration of Series A Preferred Stock:



Please print name and address
(including zip code number) :





        ----------------------------------------------------------------